                                                                    EXHIBIT 10.3

                                CORTLAND BANCORP
                          DIRECTOR RETIREMENT AGREEMENT

     THIS DIRECTOR RETIREMENT AGREEMENT (this "Agreement") is made as of ___, 2005, by and between Cortland Bancorp, a bank holding company located in Cortland, Ohio (the "Company") and Jerry A. Carleton (the "Director").

     To encourage the Director to remain a member of the Company's board of directors, the Company is willing to provide retirement benefits to the Director. The Company will pay the benefits from its general assets. None of the conditions or events included in the definition of the term "golden parachute payment" that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Company, is contemplated insofar as the Company or the Cortland Savings and Banking Company is concerned.

                                    AGREEMENT

     In consideration of the foregoing premises and other good and valuable consideration, the receipt and acceptance of which are hereby acknowledged, the Director and the Company hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

     1.1 "Accrual Balance" means the liability that should be accrued by the Company under generally accepted accounting principles ("GAAP") for the Company's obligation to the Director under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody's, rounded to the nearest 1/4%. The initial discount rate is 6.75%. However, the Plan Administrator, in its sole discretion, may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

     1.2 "Beneficiary" means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director, determined according to Article 4.

     1.3 "Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Director completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

     1.4 "Change in Control" means any of the following events occur:

          (a) the acquisition by a person or persons acting in concert of the power to vote 25% or more of a class of the Company's voting securities,

          (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that - for purposes of this clause (b) - each director who is first elected by the board (or first nominated by the board for election by shareholders) by a vote of at least two-thirds (2/3) of the directors then in office shall be deemed to have been a director at the beginning of the period,

          (c) the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than 50% of the total voting power of the surviving corporation is held by persons who were shareholders of the Company immediately before the merger or consolidation, or

          (d) the Company shall have sold substantially all of its assets to another person.

     For purposes of this Agreement, the term "person" means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or other entity.

     Notwithstanding this definition of Change in Control, a Change in Control shall not be deemed to have occurred solely because a person's beneficial ownership of more than 25% of the Company's voting securities is the result of the Company's acquisition of its voting securities, reducing the number of the Company's voting securities outstanding; provided, however, that if such person acquires additional voting securities of the Company, increasing the percentage of outstanding Company voting securities beneficially owned by that person, a Change in Control shall be deemed to have occurred.

     1.5 "Code" means the Internal Revenue Code of 1986, as amended.

     1.6 "Disability" means, if the Director is covered by a Company-sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Director is not covered by such a policy, Disability means the Director suffers a sickness, accident or injury that, in the judgment of a physician satisfactory to the Company, prevents the Director from performing substantially all of the Director's normal duties for the Company. As a condition to receiving any Disability benefits, the Company may require the Director to submit to such physical or mental evaluations and tests as the Company's board of directors deems appropriate.

     1.7 "Early Termination" means Termination of Service before the Normal Retirement Age for reasons other than death, Disability, Termination for Cause, or following a Change in Control.

     1.8 "Early Termination Date" means the month, day, and year of Early Termination.

     1.9 "Effective Date" means March 1, 2005.

     1.10 "Normal Retirement Age" means the Director's 70th birthday.

     1.11 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Service.

     1.12 "Plan Administrator" means the plan administrator described in Article 7.

     1.13 "Plan Year" means each twelve-month period from the Effective Date of this Agreement.

     1.14 "Termination for Cause" means the Director is not nominated by the board or nominating committee for reelection as a director after the expiration of his current term, or the Director is removed from the board of directors, in either case -

          (a) because of the Director's gross negligence or gross neglect of duties, or

          (b) because of the Director's commission of a felony, or commission of a misdemeanor involving moral turpitude, or

          (c) because of the Director's fraud, disloyalty, dishonesty, or willful violation of any law or significant policy of the Company committed in connection with the Director's service and resulting in an adverse effect on the Company, or

          (d) because the Director is removed from service or permanently prohibited from participating in the Company's or the Cortland Savings and

     Banking Company's affairs by an order issued under Section 8(e)(4) or
     (g)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1818(e)(4) or
     (g)(1)].

     1.15 "Termination of Service" means the Director ceases to be a member of the Company's board of directors for any reason whatsoever. For purposes of this Agreement, if there is a dispute over the service status of the Director or the date of the Director's Termination of Service, the Company shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

                                    ARTICLE 2
                                LIFETIME BENEFITS

     2.1 Normal Retirement Benefit. For Termination of Service on or after Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

          2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $10,000.

          2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Director in 12 equal monthly installments payable on the first day of each month, beginning with the month after the Director's Normal Retirement Date. The annual benefit shall be paid to the Director for 10 years.

     2.2 Early Termination Benefit. After Early Termination, the Company shall pay to the Director the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

          2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination annual benefit set forth in Schedule A for the Plan Year ending immediately before the Early Termination Date (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1).

          2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Director in 12 equal monthly installments payable on the first day of each month, beginning with the month after the Normal Retirement Age. The annual benefit shall be paid to the Director for 10 years.

     2.3 Disability Benefit. If the Director terminates service because of Disability before the Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

          2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability annual benefit set forth in Schedule A for the Plan Year ending immediately before the date of Termination of Service (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1).

          2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Director in 12 equal monthly installments payable on the first day of each month, beginning with the month after the Normal Retirement Age. The annual benefit shall be paid to the Director for 10 years.

     2.4 Change in Control Benefit. If the Director's service with the Company terminates within one year after a Change in Control (except for Termination for Cause), the Company shall pay to the Director the benefit described in this
Section 2.4 instead of any other benefit under this Agreement.

          2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Accrual Balance on the date of the Director's Termination of Service.

          2.4.2 Payment of Benefit. The Company shall pay this benefit to the Director in a lump sum within 3 days after the Director's Termination of Service.

     2.5 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the benefits due under Section 2.2, 2.3, or 2.4 hereof, then the actual amount of benefits prescribed by this Agreement shall control. If the Plan Administrator changes the discount rate employed for purposes of calculating the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A, which shall supersede and replace any and all Schedules A previously prepared under or attached to this Agreement.

     2.6 Savings Clause Relating to Compliance with Code Section 409A. If any provision of this Agreement does not satisfy the requirements of Code section 409A or rules, regulations, and guidance of general application issued by the Department of the Treasury under Code section 409A, such provision shall be applied in a manner consistent with those requirements, notwithstanding any provision of this Agreement.

                                    ARTICLE 3
                                 DEATH BENEFITS

     Instead of any other benefit under this Agreement, the Director's Beneficiary shall be entitled to receive the following benefits under Articles 3.1, 3.2, 3.3, or 3.4, depending on whether the Director's death occurs during or after active service and before or after Normal Retirement Age.

     3.1 Death in Active Service Before Normal Retirement Age. If the Director dies before Normal Retirement Age while in the active service of the Company, the Company shall pay to the Director's Beneficiary a lump sum benefit in an amount equal to the Accrual Balance on the date of the Director's death. The Company shall pay this benefit to the Director's Beneficiary in a lump sum within 30 days after the Director's death.

     3.2 Death in Active Service After Normal Retirement Age. If the Director dies after Normal Retirement Age while in the active service of the Company, the Company shall for a period of 10 years pay to the Director's Beneficiary the Normal Retirement Benefit provided in Article 2.1.1.

     3.3 Death After Termination of Service Before Normal Retirement Age. (a) After Payments Commence. If, a Termination of Service before Normal Retirement Age having previously occurred, the Director dies after benefit payments commence under Article 2.2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director's Beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

          (b) Before Payments Commence. If, a Termination of Service before Normal Retirement Age having previously occurred, the Director is entitled to any benefit pursuant to Article 2.2 of this Agreement but dies before the benefit payments commence, the Company shall pay the same aggregate benefit payments to the Director's Beneficiary that the Director was entitled to before death, except that the benefit payments shall commence on the first day of the month after the date of the Director's death.

     3.4 Death After Termination of Service After Normal Retirement Age. (a) After Payments Commence. If, a Termination of Service on or after Normal Retirement Age having previously occurred, the Director dies after benefit payments commence under Article 2.1 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director's Beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

          (b) Before Payments Commence. If, a Termination of Service on or after Normal Retirement Age having previously occurred, the Director is entitled to any benefit pursuant to Article 2.1 of this Agreement but dies before the benefit payments commence, the Company shall pay the same aggregate benefit payments to the Director's Beneficiary that the Director was entitled to before death, except that the benefit payments shall commence on the first day of the month after the date of the Director's death.

                                    ARTICLE 4
                                  BENEFICIARIES

     4.1 Beneficiary Designations. The Director shall designate a Beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and received by the Company during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the

Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, the Director's estate shall be the Beneficiary.

     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incapacitated person, or incapable person. The Company may require proof of incapacity, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

     5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement and this Agreement shall terminate if the Director's Termination of Service is the result of Termination for Cause. Likewise, no benefits shall be paid under the Split Dollar Agreement and Endorsement between the Company and the Director and the Split Dollar Agreement and Endorsement also shall terminate if Termination of Service is the result of Termination for Cause. The board of directors or a duly authorized committee of the board shall have the sole and absolute right to determine whether the bases for denial of benefits for cause exist. Benefits may be denied for cause regardless of whether the Director continued to serve as a director after the board or committee made its determination not to nominate the Director for reelection.

     5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Director commits suicide within two years after the date of this Agreement, or if the Director has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

     6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim for benefits under this Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

     6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    ARTICLE 7
                           ADMINISTRATION OF AGREEMENT

     7.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Company's board of directors or such committee or person(s) as the board shall appoint. The Director may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

     7.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative), and may from time to time consult with counsel, who may be counsel to the Company.

     7.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Director or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrual Balance.

     7.4 Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

     7.5 Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

                                    ARTICLE 8
                                  MISCELLANEOUS

     8.1 Amendment and Termination. This Agreement may be amended solely by a written agreement signed by the Company and by the Director. Except as provided in Article 5, this Agreement may be terminated solely by a written agreement signed by the Company and by the Director.

     8.2 Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

     8.3 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a Director of the Company, nor does the Agreement interfere with the right of the Company's shareholders not to re-elect the Director or the right of shareholders or the Board to remove an individual as a director of the Company. The Agreement also does not require the Director to remain a director nor interfere with the Director's right to terminate service at any time.

     8.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

     8.5 Successors; Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by an assumption agreement in form and substance satisfactory to the Director, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had occurred.

     8.6 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     8.7 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

     8.8 Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of the Company to which the Director and beneficiary have no preferred or secured claim.

     8.9 Entire Agreement. This Agreement and the Split Dollar Agreement and Endorsement constitute the entire agreement between the Company and the Director concerning the subject matter hereof. No rights are granted to the Director under this Agreement other than those specifically set forth herein.

     8.10 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect to the full extent consistent with law.

     8.11 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

     8.12 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Company, notice shall be given to the board of directors, Cortland Bancorp, 194 W. Main Street, P.O. Box 98, Cortland, Ohio 44410-1466, or to such other or additional person or persons as the Company shall have designated to the Director in writing. If to the Director, notice shall be given to the Director at the address of the Director appearing on the Company's records, or to such other or additional person or persons as the Director shall have designated to the Company in writing.

     IN WITNESS WHEREOF, the Director and a duly authorized Company officer have executed this Agreement as of the date first written above.

DIRECTOR                                CORTLAND BANCORP


                                        By:
-------------------------------------       ------------------------------------
Jerry A. Carleton                       Title:
                                               ---------------------------------

                             BENEFICIARY DESIGNATION
                                CORTLAND BANCORP
                          DIRECTOR RETIREMENT AGREEMENT

     I, Jerry A. Carleton, designate the following as beneficiary of any death benefits under this Director Retirement Agreement:

Primary: ______________________________________________________________________

_______________________________________________________________________________

Contingent: ___________________________________________________________________

_______________________________________________________________________________

NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE(S)
      AND THE EXACT NAME AND DATE OF THE TRUST AGREEMENT.

     I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.


Signature:
           --------------------------
           Jerry Carleton

Date: ______________________, 2005

Received by the Company this ___________ day of _________________, 2005.


By:
    ---------------------------------
Title:
       ------------------------------

                                   SCHEDULE A
                                CORTLAND BANCORP
                          DIRECTOR RETIREMENT AGREEMENT

Director Jerry A. Carleton
Normal Retirement Age: 70

                                        EARLY
                                     TERMINATION      DISABILITY
                AGE                ANNUAL BENEFIT   ANNUAL BENEFIT
                AT                   PAYABLE AT       PAYABLE AT     CHANGE-IN-CONTROL
  PLAN YEAR    PLAN    ACCRUAL         NORMAL           NORMAL            BENEFIT
   ENDING      YEAR   BALANCE @    RETIREMENT AGE   RETIREMENT AGE      PAYABLE IN A
FEBRUARY 28,    END   6.75% (1)          (2)              (2)           LUMP SUM (3)
------------   ----   ---------    --------------   --------------   -----------------
    2006        63     $ 7,420         $ 1,602          $ 1,602           $ 7,420
    2007        64     $15,358         $ 3,099          $ 3,099           $15,358
    2008        65     $23,847         $ 4,499          $ 4,499           $23,847
    2009        66     $32,928         $ 5,807          $ 5,807           $32,928
    2010        67     $42,641         $ 7,031          $ 7,031           $42,641
    2011        68     $53,031         $ 8,175          $ 8,175           $53,031
    2012        69     $64,143         $ 9,244          $ 9,244           $64,143
  November      70     $72,983(4)      $10,000          $10,000           $72,983
    2012

     (1) Calculations are approximations. Benefit calculations are based on prior year-end accrual balances. The accrual balance reflects payment at the beginning of each month during retirement, beginning December 1, 2012.

     (2) Benefit is based on the present value of the current payment stream of the vested accrual balance using a standard discount rate (6.75%).

     (3) The benefit payable under section 2.4 for Termination of Service after a Change in Control is the Accrual Balance on the date of the Director's Termination of Service. The benefit is shown for illustrative purposes only.

     (4) Projected retirement occurs on November 22, 2012, with the first normal monthly retirement benefit commencing December 1, 2012.

     If there is a contradiction between the terms of the Agreement and Schedule A concerning the actual amount of a particular benefit amount due the Executive under Section 2.2, 2.3, or 2.4 of the Agreement, then the actual amount of the benefit set forth in the Agreement shall control. If the Plan Administrator changes the discount rate employed for purposes of calculating the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A, which shall supersede and replace any and all Schedules A previously prepared under or attached to the Agreement.


                                       12